EXHIBIT 99.1

Republic Services, Inc. Reports
Third-Quarter Results;
Raises Full-Year Financial Guidance

●	Third-Quarter Earnings of $0.25 Per Share and $0.62 Per Share, As Adjusted
●	Internal Revenue Growth Includes Average Yield of 2.1 Percent and Volume Growth of 0.6 Percent
●	Adjusted EBITDA Margin of 28.9 Percent Increased 80 Basis Points from the Prior Year
●	Raises Full-Year Adjusted EPS and Adjusted Free Cash Flow Guidance
●	Provides 2017 Preliminary Outlook

PHOENIX (Oct. 27, 2016) - Republic Services, Inc. (NYSE: RSG) today reported net income of $85.6 million, or $0.25 per diluted share, for the three-months ended Sept. 30, 2016, versus $215.0 million, or $0.61 per diluted share, for the comparable 2015 period. Excluding certain expenses, on an adjusted basis, net income for the three-months ended Sept. 30, 2016, was $212.6 million, or $0.62 per diluted share, versus $184.7 million, or $0.53 per diluted share, for the comparable 2015 period. A majority of the expenses excluded from the 2016 adjusted EPS relate to the tender offer for certain outstanding bonds, which closed in early July.

For the nine-months ended Sept. 30, 2016, net income was $423.1 million, or $1.23 per diluted share, versus $577.7 million, or $1.64 per diluted share, for the comparable 2015 period. On an adjusted basis, net income for the nine-months ended Sept. 30, 2016, was $569.4 million, or $1.65 per diluted share, versus $547.4 million, or $1.55 per diluted share, for the comparable 2015 period.

“Our third-quarter performance underscores our ability to profitably grow our business, expand margins, increase earnings and free cash flow and efficiently return cash to our shareholders,” said Donald W. Slager, president and chief executive officer. “Continued strength in our business and a favorable tax rate drove results that exceeded our expectations during the quarter. Given our solid results, we are updating our guidance to reflect our expected outperformance for the year.”

Third-Quarter Financial Highlights:

*	Third-quarter revenue growth from average yield was 2.1 percent and volumes increased 0.6 percent. Average yield improved sequentially overcoming a step-down in CPI-based pricing.

*	Core price increased revenue by 3.2 percent, which consisted of 4.3 percent in the open market and 1.4 percent in the restricted portion of the business.

*	Third-quarter adjusted diluted EPS was $0.62 per share, which exceeded the Company's expectations.

*	Adjusted EBITDA margin was 28.9 percent of revenue, an improvement of 80 basis points from the prior year.

*	Year-to-date cash provided by operating activities was approximately $1.4 billion and adjusted free cash flow was $576 million.

*	During the third quarter we returned $212 million to our shareholders through share repurchases and dividends, and $622 million on a year-to-date basis.

*	The Company completed a tender offer for certain outstanding bonds and issued new debt in early July that will save $17 million in annual interest expense.

Third-Quarter Operational Highlights:

*	Republic advanced its revenue-enhancing initiatives that focus on creating a better customer experience and further differentiating its service offerings. For example, the Company:

•
continued to increase the number of customers that do business with Republic digitally. Approximately 1.7 million customers are now enrolled in the MyResourceTM customer portal and mobile app. These tools significantly enhance customer interaction and connectivity.

•	expanded ecommerce capabilities to include the small-container commercial business. Republic’s customers can now purchase residential, small-container and temporary large-container services online.

*	The Company advanced its fleet-based initiatives designed to improve productivity and lower costs. Currently:

•18 percent of the fleet operates on natural gas, up from 16 percent in the prior year.

•74 percent of the residential fleet is automated, up from 71 percent in the prior year.

•
90 percent of the fleet is certified under Republic’s standardized maintenance program, up from 74 percent in the prior year. The entire fleet will be certified under the program by the second quarter of 2017.

*
Republic made continued progress on the consolidation of its over 100 customer service locations and opened its third and final Customer Resource Center in Indianapolis. The state-of-the-art centers enhance the customer experience and will lower the Company’s cost structure once the transition is complete by the end of 2017.

*	The Company was named to the 2016 Dow Jones Sustainability World Index and North America Index. Republic was the only company in the solid waste industry to be named to both indices.

Updated Full-Year 2016 Guidance

Republic now expects its full-year adjusted diluted EPS to be in a range of $2.19 to $2.20, which is an increase from the original guidance of $2.13 to $2.17. Additionally, the Company expects full-year adjusted free cash flow to be in a range of $840 million to $850 million. The original adjusted free cash flow guidance range was $820 million to $840 million.

Fiscal Year 2017 Preliminary Outlook

Republic is providing preliminary outlook for 2017. This does not represent full detailed guidance, but rather a point-in-time estimate based on current projections of 2016 performance, early reviews of the 2017 budget process and current economic conditions. Consistent with prior practice, the Company will provide formal guidance in February 2017 once the budget process is complete and full-year 2016 results are reported.

2017 Preliminary Outlook:

•
Adjusted diluted earnings per share is expected to be in a range of $2.31 to $2.36, which assumes an effective tax rate of 39.5 percent. Adjusted diluted earnings per share excludes the impact of restructuring charges.

•
Adjusted free cash flow is expected to be in a range of $875 million to $900 million. Adjusted free cash flow consists of cash provided by operating activities, less property and equipment received, plus proceeds from the sale of property and equipment and is exclusive of cash paid for restructuring, net of tax.

Mr. Slager commented, “We expect current trends to continue into 2017, positioning us well for mid- to high-single digit earnings and free cash flow growth.”

Company Declares Quarterly Dividend

Republic announced today that its Board of Directors declared a regular quarterly dividend of $0.32 per share for shareholders of record on Jan. 3, 2017. The dividend will be paid on Jan. 16, 2017.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this press release. The adjusted diluted earnings per share and adjusted free cash flow related to the full-year guidance and the preliminary outlook are described in the 2016 Financial Guidance section and 2017 Preliminary Outlook section of this press release, respectively.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.TM, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55.0	$32.4
Accounts receivable, less allowance for doubtful accounts and other of $50.2 and $46.7, respectively	1,016.7	962.9
Prepaid expenses and other current assets	229.9	235.0
Total current assets	1,301.6	1,230.3
Restricted cash and marketable securities	85.6	100.3
Property and equipment, net	7,616.0	7,552.8
Goodwill	11,163.1	11,145.5
Other intangible assets, net	201.4	246.4
Other assets	294.0	260.6
Total assets	$20,661.7	$20,535.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$542.8	$577.4
Notes payable and current maturities of long-term debt	5.7	5.5
Deferred revenue	320.2	313.9
Accrued landfill and environmental costs, current portion	177.0	149.8
Accrued interest	68.0	71.6
Other accrued liabilities	704.2	716.6
Total current liabilities	1,817.9	1,834.8
Long-term debt, net of current maturities	7,739.6	7,527.4
Accrued landfill and environmental costs, net of current portion	1,650.0	1,677.9
Deferred income taxes and other long-term tax liabilities	1,194.7	1,131.8
Insurance reserves, net of current portion	280.1	278.1
Other long-term liabilities	337.9	309.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 347.7 and 346.0 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	4,741.5	4,677.7
Retained earnings	3,243.9	3,138.3
Treasury stock, at cost (6.9 and 0.4 shares, respectively)	(326.7)	(14.9)
Accumulated other comprehensive loss, net of tax	(23.0)	(30.5)
Total Republic Services, Inc. stockholders' equity	7,639.2	7,774.1
Noncontrolling interests	2.3	2.5
Total stockholders' equity	7,641.5	7,776.6
Total liabilities and stockholders' equity	$20,661.7	$20,535.9

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$2,409.3	$2,344.0	$7,008.5	$6,824.8
Expenses:
Cost of operations	1,476.7	1,390.2	4,298.7	4,114.9
Depreciation, amortization and depletion	252.4	247.1	745.7	726.3
Accretion	19.7	19.7	59.3	59.2
Selling, general and administrative	235.4	244.1	720.1	719.5
Withdrawal costs - multiemployer pension funds	—	—	5.6	—
Restructuring charges	7.2	—	33.5	—
Operating income	417.9	442.9	1,145.6	1,204.9
Interest expense	(96.3)	(91.8)	(281.3)	(272.0)
Loss on extinguishment of debt	(196.2)	—	(196.2)	—
Interest income	0.2	0.1	0.9	0.6
Other (expense) income, net	1.3	(0.4)	2.2	0.5
Income before income taxes	126.9	350.8	671.2	934.0
Provision for income taxes	41.2	135.6	247.6	356.0
Net income	85.7	215.2	423.6	578.0
Net income attributable to noncontrolling interests	(0.1)	(0.2)	(0.5)	(0.3)
Net income attributable to Republic Services, Inc.	$85.6	$215.0	$423.1	$577.7
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.25	$0.62	$1.23	$1.65
Weighted average common shares outstanding	342.6	348.9	344.0	351.0
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.25	$0.61	$1.23	$1.64
Weighted average common and common equivalent shares outstanding	344.0	350.3	345.3	352.4
Cash dividends per common share	$0.32	$0.30	$0.92	$0.86

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Nine Months Ended September 30,
	2016	2015
Cash provided by operating activities:
Net income	$423.6	$578.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	805.0	785.5
Non-cash interest expense	41.9	35.2
Restructuring charges	33.5	—
Stock-based compensation	17.7	15.1
Deferred tax provision (benefit)	58.2	(12.3)
Provision for doubtful accounts, net of adjustments	17.5	17.3
Loss on extinguishment of debt	196.2	—
Gain on disposition of assets, net and asset impairments	(0.3)	(1.6)
Withdrawal liability - multiemployer pension funds	5.6	—
Environmental adjustments	0.3	(1.3)
Excess income tax benefit from stock-based compensation activity and other non-cash items	(20.5)	(7.0)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(70.8)	(39.8)
Prepaid expenses and other assets	(52.0)	(64.2)
Accounts payable	(19.5)	11.7
Restructuring expenditures	(24.2)	—
Capping, closure and post-closure expenditures	(56.7)	(50.4)
Remediation expenditures	(50.7)	(50.1)
Other liabilities	54.8	108.4
Cash provided by operating activities	1,359.6	1,324.5
Cash used in investing activities:
Purchases of property and equipment	(738.7)	(732.0)
Proceeds from sales of property and equipment	7.4	17.1
Cash used in business acquisitions, net of cash acquired	(30.7)	(535.9)
Change in restricted cash and marketable securities	10.0	8.4
Other	(0.4)	(0.8)
Cash used in investing activities	(752.4)	(1,243.2)
Cash used in financing activities:
Proceeds from notes payable and long-term debt	3,068.6	895.4
Proceeds from issuance of senior notes, net of discount	498.9	497.9
Payments of notes payable and long-term debt	(3,388.4)	(908.9)
Premiums paid on extinguishment of debt	(176.9)	—
Fees paid to issue senior notes and retire certain hedging relationships	(9.5)	(3.2)
Issuances of common stock	35.4	52.3
Excess income tax benefit from stock-based compensation activity	8.4	6.2
Purchases of common stock for treasury	(306.6)	(293.3)
Cash dividends paid	(309.9)	(295.0)
Distributions paid to noncontrolling interests	(0.7)	(0.4)
Other	(3.9)	(5.0)
Cash used in financing activities	(584.6)	(54.0)
Increase in cash and cash equivalents	22.6	27.3
Cash and cash equivalents at beginning of year	32.4	75.2
Cash and cash equivalents at end of period	$55.0	$102.5

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2015, and Form 8-K filed on June 3, 2016. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Collection:
Residential	$564.4	23.4%	$564.9	24.1%	$1,675.5	23.9%	$1,682.4	24.7%
Small-container commercial	728.0	30.2	704.2	30.0	2,150.6	30.7	2,098.1	30.7
Large-container industrial	511.7	21.2	497.2	21.2	1,480.5	21.1	1,412.1	20.7
Other	9.4	0.4	10.9	0.5	28.3	0.4	30.2	0.4
Total collection	1,813.5	75.2	1,777.2	75.8	5,334.9	76.1	5,222.8	76.5
Transfer	304.9		289.3		869.9		831.7
Less: intercompany	(179.1)		(174.9)		(521.9)		(510.3)
Transfer, net	125.8	5.2	114.4	4.9	348.0	5.0	321.4	4.7
Landfill	543.0		536.5		1,568.6		1,523.9
Less: intercompany	(249.7)		(246.4)		(726.9)		(714.3)
Landfill, net	293.3	12.2	290.1	12.4	841.7	12.0	809.6	11.9
Energy services	17.3	0.7	22.1	0.9	53.1	0.8	73.3	1.1
Other:
Sale of recycled commodities	114.6	4.8	99.4	4.2	302.8	4.3	277.7	4.1
Other non-core	44.8	1.9	40.8	1.8	128.0	1.8	120.0	1.7
Total other	159.4	6.7	140.2	6.0	430.8	6.1	397.7	5.8
Total revenue	$2,409.3	100.0%	$2,344.0	100.0%	$7,008.5	100.0%	$6,824.8	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Average yield	2.1%	2.5%	2.0%	2.4%
Fuel recovery fees	(0.6)	(1.5)	(1.0)	(1.3)
Total price	1.5	1.0	1.0	1.1
Volume	0.6	0.6	1.2	1.2
Recycled commodities	0.7	(0.6)	0.3	(0.8)
Energy services	(0.3)	—	(0.5)	—
Total internal growth	2.5	1.0	2.0	1.5
Acquisitions / divestitures, net	0.3	2.4	0.7	2.3
Total	2.8%	3.4%	2.7%	3.8%

Core price	3.2%	3.6%	3.2%	3.6%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.3% and 2.2% for the three and nine months ended September 30, 2016, respectively, and 2.8% and 2.6% for the same periods in 2015, respectively. Core price as a percentage of related-business revenue was 3.5% and 3.7% for the three and nine months ended September 30, 2016, respectively, and 4.0% for each of the same periods in 2015.
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Labor and related benefits	$484.3	20.1%	$475.5	20.3%	$1,432.2	20.4%	$1,379.0	20.2%
Transfer and disposal costs	194.8	8.1	188.3	8.0	568.6	8.1	537.5	7.9
Maintenance and repairs	231.7	9.6	223.7	9.5	673.7	9.6	636.5	9.3
Transportation and subcontract costs	142.3	5.9	132.6	5.7	397.9	5.7	382.0	5.6
Fuel	82.0	3.4	94.9	4.0	232.6	3.3	288.9	4.2
Franchise fees and taxes	116.0	4.8	115.1	4.9	339.0	4.8	332.2	4.9
Landfill operating costs	43.6	1.8	35.3	1.5	131.5	1.9	110.2	1.6
Risk management	49.3	2.0	43.6	1.9	141.7	2.0	118.9	1.8
Cost of goods sold	49.3	2.0	43.8	1.9	131.8	1.9	125.3	1.8
Other	83.4	3.6	87.4	3.7	249.7	3.6	254.4	3.7
Subtotal	1,476.7	61.3	1,440.2	61.4	4,298.7	61.3	4,164.9	61
Bridgeton insurance recovery	—	—	(50.0)	(2.1)	—	—	(50.0)	(0.7)
Total cost of operations	$1,476.7	61.3%	$1,390.2	59.3%	$4,298.7	61.3%	$4,114.9	60.3%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Salaries	$161.6	6.7%	$158.6	6.8%	$474.8	6.8%	$466.9	6.8%
Provision for doubtful accounts	6.0	0.2	6.2	0.2	17.5	0.2	17.3	0.3
Other	67.8	2.9	79.3	3.4	227.8	3.3	235.3	3.4
Total selling, general and administrative expenses	$235.4	9.8%	$244.1	10.4%	$720.1	10.3%	$719.5	10.5%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to Republic Services, Inc.	$85.6	$215.0	$423.1	$577.7
Net income attributable to noncontrolling interests	0.1	0.2	0.5	0.3
Provision for income taxes	41.2	135.6	247.6	356.0
Other expense (income), net	(1.3)	0.4	(2.2)	(0.5)
Interest income	(0.2)	(0.1)	(0.9)	(0.6)
Interest expense	96.3	91.8	281.3	272.0
Depreciation, amortization and depletion	252.4	247.1	745.7	726.3
Accretion	19.7	19.7	59.3	59.2
EBITDA	$493.8	$709.7	$1,754.4	$1,990.4
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $0.25 and $1.23 for the three and nine months ended September 30, 2016, respectively, as compared to $0.61 and $1.64 for the same periods in 2015. During each of the three and nine months ended September 30, 2016 and 2015, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share.

	Three Months Ended September 30, 2016				Three Months Ended September 30, 2015
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$493.8	$126.9	$85.6	$0.25	$709.7	$350.8	$215.0	$0.61
Loss on extinguishment of debt and other related costs	196.2	203.4	122.7	0.36	—	—	—	—
Restructuring charges	7.2	7.2	4.3	0.01	—	—	—	—
Bridgeton insurance recovery	—	—	—	—	(50.0)	(50.0)	(30.3)	(0.08)
Total adjustments	203.4	210.6	127.0	0.37	(50.0)	(50.0)	(30.3)	(0.08)
As adjusted	$697.2	$337.5	$212.6	$0.62	$659.7	$300.8	$184.7	$0.53

	Nine Months Ended September 30, 2016				Nine Months Ended September 30, 2015
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share(1)	EBITDA	Income	Republic	per Share(2)
As reported	$1,754.4	$671.2	$423.1	$1.23	$1,990.4	$934.0	$577.7	$1.64
Loss on extinguishment of debt and other related costs	196.2	203.4	122.7	0.36	—	—	—	—
Restructuring charges	33.5	33.5	20.2	0.06	—	—	—	—
Withdrawal costs - multiemployer pension funds	5.6	5.6	3.4	0.01	—	—	—	—
Bridgeton insurance recovery	—	—	—	—	(50.0)	(50.0)	(30.3)	(0.08)
Total adjustments	235.3	242.5	146.3	0.42	(50.0)	(50.0)	(30.3)	(0.08)
As adjusted	$1,989.7	$913.7	$569.4	$1.65	$1,940.4	$884.0	$547.4	$1.55

(1) Line items in this column do not total to $0.42 per share due to rounding.
(2) Line items in this column do not total to $1.55 per share due to rounding.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the nine months ended September 30, 2016 and 2015:

	Nine Months Ended September 30,
	2016	2015
Cash provided by operating activities	$1,359.6	$1,324.5
Property and equipment received	(725.0)	(746.7)
Proceeds from sales of property and equipment	7.4	17.1
Cash paid related to negotiation and withdrawal costs - Central States Pension and Other Funds, net of tax	—	7.4
Restructuring payments, net of tax	14.6	0.6
Cash tax benefit for debt extinguishment and other related costs	(80.7)	—
Adjusted free cash flow	$575.9	$602.9
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

Purchases of property and equipment as reflected on our consolidated statements of cash flows and the adjusted free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the nine months ended September 30, 2016 and 2015:

	Nine Months Ended September 30,
	2016	2015
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$738.7	$732.0
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(13.7)	14.7
Property and equipment received during the period	$725.0	$746.7

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of September 30, 2016 and December 31, 2015, accounts receivable were $1,016.7 million and $962.9 million, net of allowance for doubtful accounts of $50.2 million and $46.7 million, respectively, resulting in days sales outstanding of 38, or 26 days net of deferred revenue, compared to 38, or 26 days net of deferred revenue, respectively.
CASH DIVIDENDS
In July 2016, we paid a cash dividend of $102.8 million to shareholders of record as of July 1, 2016. As of September 30, 2016, we recorded a quarterly dividend payable of $109.0 million to shareholders of record at the close of business on October 3, 2016, which was paid on October 14, 2016.
STOCK REPURCHASE PROGRAM
During the three months ended September 30, 2016, we repurchased 2.3 million shares of our stock for $109.6 million at a weighted average cost per share of $47.34.
As of September 30, 2016, we had 340.8 million shares of common stock issued and outstanding.
2016 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
We are increasing our 2016 adjusted diluted earnings per share guidance. The following is a summary of anticipated adjusted diluted earnings per share guidance for the year ending December 31, 2016, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2016
Diluted earnings per share	$1.75 - $1.76
Withdrawal costs - multiemployer pension funds	0.01
Restructuring charges	0.07
Loss on extinguishment of debt and other related costs	0.36
Adjusted diluted earnings per share	$2.19 - $2.20
We believe that the presentation of adjusted diluted earnings per share guidance, which excludes withdrawal costs - multiemployer pension funds, restructuring charges, loss on extinguishment of debt, and gain/(loss) on disposition of assets and impairments, net, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share guidance may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
We are increasing our 2016 adjusted free cash flow guidance. Our adjusted free cash flow guidance for the year ending December 31, 2016, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2016
Cash provided by operating activities	$ 1,814 - 1,824
Property and equipment received	(930)
Proceeds from sales of property and equipment	15
Cash paid related to withdrawal costs - multiemployer pension funds	—
Restructuring payments, net of tax	22
Cash tax benefit for debt extinguishment and other related costs	(81)
Adjusted free cash flow	$ 840 - 850
We believe that presenting adjusted free cash flow guidance provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow guidance may not be comparable to similarly titled measures presented by other companies.
2017 PRELIMINARY OUTLOOK
Adjusted Diluted Earnings per Share
We are providing our preliminary outlook for 2017. This does not represent full detailed guidance, but rather a point-in-time estimate based on current projections of 2016 performance, early reviews of the 2017 budget process and current economic conditions. Consistent with prior practice, we will provide formal guidance in February 2017 once the budget process is complete and full year 2016 results are reported. The following is a summary of anticipated adjusted diluted earnings per share preliminary outlook for the year ending December 31, 2017, which is not a measure determined in accordance with U.S. GAAP:

(Preliminary Outlook) Year Ending December 31, 2017
Diluted earnings per share	$2.29 - $2.34
Restructuring charges	0.02
Adjusted diluted earnings per share	$2.31 - $2.36
We believe that the presentation of an adjusted diluted earnings per share preliminary outlook, which excludes withdrawal costs - multiemployer pension funds, restructuring charges, loss on extinguishment of debt and gain/(loss) on disposition of assets and impairments, net, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share guidance may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
With respect to the Company's preliminary outlook for adjusted free cash flow, a reconciliation to the closest corresponding GAAP financial measure is not available without unreasonable effort on a forward-looking basis due to low visibility that limits our ability to make accurate projections and estimates related to certain measures such as the purchase and sale of property and equipment, which could vary significantly, either individually or in the aggregate.
We believe that presenting an adjusted free cash flow preliminary outlook provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow guidance may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:

•
general economic and market conditions, including inflation and changes in commodity pricing, fuel, interest rates, labor, risk, health insurance and other variable costs that generally are not within our control, and our exposure to credit and counterparty risk;

•
whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, projected costs and expenses related to our landfills, fair values of acquired assets and liabilities assumed in our acquisitions, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste and recycling industry;

•	price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•
our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•
the impact on us of our substantial indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;

•	our ability to retain our investment grade credit ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our business is capital intensive and may consume cash in excess of cash flow from operations;

•	exposure to environmental liabilities or remediation requirements, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;

•
severe weather conditions, including those brought about by climate change, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•
compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•
potential increases in our costs if we are required to provide additional funding to any multiemployer pension plan to which we contribute or if a withdrawal event occurs with respect to any such plan;

•	the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	a cyber-security incident could negatively impact our business and our relationships with customers; and

•
acts of war, riots or terrorism, including the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.

The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 for further discussion regarding our exposure to risks. You should be aware that any forward-looking statement in this press release speaks only as of the date on which we make it. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement made in this press release. You should not place undue reliance on any forward-looking statement. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events.